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                                                                     EXHIBIT A30

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY

              ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF ADDITIONAL SHARES OF SERIES C AUCTION TERM PREFERRED STOCK

     The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of its Articles of Amendment and Restatement, as heretofore amended and supplemented (which, as hereafter supplemented or amended from time to time, are together with these Articles Supplementary herein called the "Articles"), the Board of the Directors has classified and authorized the issuance of 1,200 shares of its Preferred Stock, par value $1.00 per share, as Series C Auction Term Preferred Stock, liquidation preference $25,000 per share ("Series C ATP").

          SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the additional shares of Series C ATP classified hereby (the "Additional Series C ATP Shares") shall be the same as those set forth elsewhere in the Articles with respect to Series C ATP except that the Additional Series C ATP Shares shall have a Date of Original Issue of ___________, 2003, an Applicable Rate for their initial Dividend Period equal to ____ % per annum, an initial Dividend Period of_____ days, and an initial Dividend Payment Date of ______________, 2003.

          IN WITNESS WHEREOF, THE NEW AMERICA HIGH INCOME FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation and state under the penalties of perjury that to the best of their knowledge, information and belief, the matters and facts herein set forth with respect to authorization and approval are true in all material respects.


DATE: OCTOBER__, 2003                   THE NEW AMERICA HIGH INCOME
                                        FUND, INC.


                                        BY:
                                           ------------------------------------
                                           ELLEN E. TERRY, VICE PRESIDENT
WITNESS:


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JACKSON B.R. GALLOWAY, ASSISTANT SECRETARY